Exhibit 99.4

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated March 6, 2005, to the Board of Directors of Hibernia Corporation (or “Hibernia”) as Annex C to the proxy statement/prospectus included in the Registration Statement on Form S-4 (the “Registration Statement”) of Capital One Financial Corporation (or “Capital One”) relating to the acquisition of Hibernia by Capital One and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary—The Merger—Hibernia’s Financial Advisors Have Provided Opinions as to the Fairness of the Merger Consideration, from a Financial Point of View, to Hibernia’s Shareholders”, “Risk Factors—The Fairness Opinions Obtained by Hibernia from its Financial Advisors Will Not Reflect Changes in Circumstance between Signing the Merger Agreement and the Merger”, “The Merger—Background of the Merger”, “The Merger—Hibernia’s Reasons for the Merger; Recommendation of Hibernia’s Board of Directors” and “The Merger—Opinion of Bear, Stearns & Co. Inc.—Financial Advisor to Hibernia”, of the proxy statement/prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

By:	/s/ John J. Hopkins
Senior Managing Director

New York, New York

April 28, 2005